Registration Statement Nos. 333-292881 and 333-292881-01 Filed Pursuant to Rule 433
ACCELERATED RETURN NOTES® (ARNs®)

ARNs® Linked to the State Street® Energy Select Sector SPDR® ETF

Notes Return at Maturity
40%
30%
20%
10%
0%
-10%
-20%
-30%
-40%
-40%
-30%
-20%
-10%
0%
10%
20%
30%
40%
Market Measure Movement

The graph above and the table below reflect the hypothetical return on the notes, based on the terms contained in the table to the left (using the mid-point for any range(s)). The graph and table have been prepared for purposes of illustration only and do not take into account any tax consequences from investing in the notes.

Hypothetical Percentage Change from the Starting Value to the Ending Value

Hypothetical Redemption Amount per Unit

Hypothetical Total Rate of Return on the Notes

-100.00%

$0.00

-100.00%

-50.00%

$5.00

-50.00%

-40.00%

$6.00

-40.00%

-30.00%

$7.00

-30.00%

-20.00%

$8.00

-20.00%

-10.00%

$9.00

-10.00%

-5.00%

$9.50

-5.00%

-2.50%

$9.75

-2.50%

0.00%

$10.00

0.00%

2.50%

$10.75

7.50%

5.00%

$11.50

15.00%

8.17%

$12.45(1)

24.50%

10.00%

$12.45

24.50%

20.00%

$12.45

24.50%

30.00%

$12.45

24.50%

40.00%

$12.45

24.50%

50.00%

$12.45

24.50%

60.00%

$12.45

24.50%

(1) The Redemption Amount per unit cannot exceed the hypothetical Capped Value.

Issuer	Wells Fargo Finance LLC
Guarantor	Wells Fargo & Company
Principal Amount	$10.00 per unit
Term	Approximately 14 months
Market Measure	The State Street® Energy Select Sector SPDR® ETF (Bloomberg symbol: “XLE”)
Payout Profile at Maturity	●3-to-1 upside exposure to increases in the Market Measure, subject to the Capped Value ●1-to-1 downside exposure to decreases in the Market Measure, with up to 100% of your principal at risk
Capped Value	[$12.25 to $12.65] per unit, a return of [22.50% to 26.50%] over the principal amount, to be determined on the pricing date
Participation Rate	300%
Interest Payments	None
Preliminary Offering Documents	https://www.sec.gov/Archives/edgar/data/72971/000183988226038626/r9846wfc_424b2-24438.htm
Exchange Listing	No

You should read the relevant Preliminary Offering Documents before you invest.

Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.

Risk Factors

Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:

●Depending on the performance of the Market Measure as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

●The notes do not pay interest, and any return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

●Any positive return on your investment is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the shares of the Market Measure or the securities held by the Market Measure.

●All payments on the notes are subject to credit risk; if Wells Fargo Finance LLC, as issuer, and Wells Fargo & Company, as Guarantor, default on their obligations, you could lose some or all of your investment.

●As a finance subsidiary, the issuer has no independent operations and will have no independent assets.

●Holders have limited rights of acceleration and could be at greater risk for being structurally subordinated.

●The notes will not have the benefit of any cross-default or cross-acceleration with other indebtedness of the Guarantor; events of bankruptcy, insolvency, receivership or liquidation relating to the Guarantor and failure by the Guarantor to perform any of its covenants or warranties (other than a payment default under the guarantee) will not constitute an event of default with respect to the notes.

●The initial estimated value of the notes as of the pricing date will be less than the public offering price as the public offering price includes certain costs that are borne by you, including an underwriting discount and a hedging related charge; the estimated value of the notes is determined by the issuer’s affiliate’s pricing models, which may differ from those of MLPF&S, BofAS or other dealers; and the initial estimated value does not represent the price at which the Guarantor, the issuer, MLPF&S, BofAS or any of their respective affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time.

●The notes will be not listed on any securities exchange or quotation system and a trading market is not expected to develop for the notes.

●If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.

●Trading, hedging and other business activities of the Guarantor and any of our other affiliates, and those of MLPF&S or BofAS or one or more of its affiliates, may affect your return on the notes and their market value and create conflicts of interest with you.

●There may be potential conflicts of interest involving the calculation agents, one of which is our affiliate and one of which is BofAS.

●The sponsor and advisor of the Market Measure may adjust the Market Measure in a way that affects its value, and these entities have no obligation to consider your interests.

●The sponsor of the index underlying the Underlying Fund may adjust such index in a way that affects its level, and has no obligation to consider your interests.

●You will have no rights of a holder of shares of the Market Measure or the securities held by the Market Measure, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

●While the Guarantor or the issuer’s other affiliates and MLPF&S, BofAS or its affiliates may from time to time own shares of the Market Measure or the securities held by the Market Measure, the issuer, the Guarantor, MLPF&S, BofAS and their respective affiliates do not control the Market Measure or any company included in the Market Measure, and have not verified any disclosure made by any other company.

●There are liquidity and management risks associated with the Market Measure.

●The performance of the Market Measure may not correlate with the performance of the securities held by the Market Measure as well as the net asset value per share of the Market Measure, especially during periods of market volatility when the liquidity and the market price of shares of the Market Measure and/or the securities held by the Market Measure may be adversely affected, sometimes materially.

●The Redemption Amount will not be adjusted for all corporate events that could affect the Market Measure. See “Description of the ARNs—Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds” in product supplement EQUITY ARN-1.

●The U.S. federal tax consequences of an investment in the notes are unclear.

●The equity securities composing the Market Measure are concentrated in the energy sector.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks, tax disclosure and more information about the initial estimated value.

Wells Fargo Finance LLC and Wells Fargo & Company have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents that Wells Fargo Finance LLC and Wells Fargo & Company have filed with the SEC for more complete information about Wells Fargo Finance LLC, Wells Fargo & Company and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Wells Fargo Finance LLC, Wells Fargo & Company, any agent or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Wells Fargo Securities at 866-346-7732